PROSPECTUS SUPPLEMENT                                     REGISTRATION STATEMENT

(To Prospectus dated February 10, 1998)                       FILE NO. 333-08140

                                  $75,000,000

                          SCANDINAVIAN BROADCASTING SYSTEM SA

   [LOGO]
                       7% CONVERTIBLE SUBORDINATED NOTES DUE 2004

                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
          SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

            The date of this Prospectus Supplement is July 15, 1998

                            SELLING SECURITYHOLDERS

    The "Selling Securityholders" section of the Prospectus dated February 10, 1998, forming a part of the Registration Statement on Form S-3, File No. 333-08140 (the "Prospectus"), relating to the $75,000,000 aggregate principal amount of 7% Convertible Subordinated Notes Due 2004 (the "Notes") of Scandinavian Broadcasting System SA, a Luxembourg corporation (the "Company"), and the common shares of the Company, par value $1.50 per share (the "Common Shares") issuable upon the conversion thereof is hereby supplemented.

    As of the date hereof, $75,000,000 aggregate principal amount of the Notes have been issued by the Company. The purpose of this Prospectus Supplement is
(i) to reflect changes in the principal amounts of the Notes held by certain Selling Securityholders in the "Selling Securityholders" section of the Prospectus and (ii) to add names of certain holders of the Notes unknown to the Company as of the date of the Prospectus to the "Selling Securityholders" section of the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined herein have the meanings assigned to such terms in the Prospectus. Any cross references in this Prospectus Supplement refer to sections of the Prospectus.

    The following table sets forth information, as of May 14, 1998, with respect to the Selling Securityholders and the respective principal amounts of Notes beneficially owned by each Selling Securityholder that may be offered pursuant to the Prospectus. The information contained in the table included in the "Selling Securityholders" section of the Prospectus is hereby supplemented as follows:

                                                                                                        PRINCIPAL AMOUNT
SELLING SECURITYHOLDER                                                                                      OF NOTES
------------------------------------------------------------------------------------------------------  ----------------
AAM/Zazove Institutional Income Fund, L.P.............................................................   $    1,000,000
Allstate Insurance Company............................................................................        3,000,000
Baker NYE Securities LP...............................................................................        1,000,000
Baron Growth & Income Fund............................................................................        1,500,000
Bear, Stearns & Co. Inc. (1)..........................................................................        7,120,000
Boston College Endowment Fund.........................................................................          170,000
Chrysler Corporation Master Retirement Trust..........................................................        1,280,000
Combined Insurance Company of America.................................................................        1,375,000
Commonwealth Life Insurance--Stock Trac (Teamsters I).................................................        2,000,000
Dean Witter Convertible Securities Trust..............................................................        5,000,000
Delta Airlines Master Trust...........................................................................          760,000
Donaldson, Lufkin & Jenrette Securities Corp. (2).....................................................        1,000,000
Employers' Reinsurance Corporation....................................................................          300,000
FMC Master Retirement Trust...........................................................................          200,000
Forest Alternative Strategies Fund II LP Series A-5 (2)...............................................          425,000
Forest Alternative Strategies Fund II LP Series A-5I (2)..............................................           50,000
Forest Alternative Strategies Fund II LP Series A-5M (2)..............................................           50,000
Forest Global Convertible Fund Series A-5 (2).........................................................          595,000
Hughes Aircraft Company Master Retirement Trust.......................................................          660,000
J.P. Morgan & Co., Inc................................................................................        5,000,000
KA Management Ltd.....................................................................................        2,052,000
KA Trading, L.P.......................................................................................        1,188,059
LLT Limited (2)(3)....................................................................................           50,000
Museum of Fine Arts, Boston...........................................................................          200,000
Natwest Securities Limited............................................................................        1,400,000
New Hampshire State Retirement System.................................................................          890,000
OCM Convertible Trust.................................................................................        2,185,000
OCM Convertible Limited Partnership...................................................................           70,000
Partner Reinsurance Company Ltd.......................................................................          270,000
Promutual.............................................................................................          750,000
Prudential Securities Inc. (2)........................................................................        1,750,000
Putnam Balanced Retirement Fund.......................................................................          200,000
Putnam Convertible Income--Growth Trust...............................................................        3,505,000

                                                                                                        PRINCIPAL AMOUNT
SELLING SECURITYHOLDER                                                                                      OF NOTES
------------------------------------------------------------------------------------------------------  ----------------
Putnam Convertible Opportunities and Income Trust.....................................................          620,000
Putnam Funds Trust--Putnam High Yield Total Return Fund...............................................           25,000
R(2) Investments, LDC.................................................................................          600,000
Raytheon Company Master Pension Trust (2).............................................................          705,000
Rhone-Peulenc Rorer Inc. Pension Plan (2).............................................................          272,000
Soundshore Partners, L.P..............................................................................          918,000
State Employees' Retirement Plan of the State of Delaware (2).........................................          570,000
State of Connecticut Combined Investment Funds........................................................        1,875,000
The Dreyfus Balanced Fund.............................................................................        2,000,000
The Dreyfus High Yield Securities Fund................................................................        2,500,000
The Dreyfus Premier Limited Term High Income Fund (2).................................................        4,700,000
The Dreyfus Short Term Income Fund....................................................................        1,200,000
The Dreyfus Strategic Income Fund.....................................................................        3,650,000
The Retail Clerks Pension Plan........................................................................        1,500,000
TQA Vantage Fund, L.P. (2)............................................................................        1,250,000
University of Rochester...............................................................................          180,000
Vanguard Convertible Securities Fund, Inc.............................................................        1,480,000
Yield Strategies Fund II, LP..........................................................................        2,050,000
                                                                                                        ----------------
  Total...............................................................................................   $   73,090,059
                                                                                                        ----------------
                                                                                                        ----------------

------------------------

(1) Within the past three years, Bear, Stearns & Co. Inc. or one of its affiliates has served as the manager of an offering of securities of the Company and/or has performed other banking services for the Company for which it has received a fee. Specifically, Bear, Stearns & Co. Inc. managed an offering of 7% Convertible Subordinated Notes Due 2004, having an aggregate face value of $75,000,000.00, during November 1997.

(2) Not included in "Selling Securityholders" section of the Prospectus dated February 10, 1998.

(3) Forest Investment Management L.P. shares investment power with respect to $30,000 of the Notes pursuant to an investment management agreement with LLT Limited.

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